EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements give effect to CMGI’s sale of all its equity ownership interests in Tallan, Inc. (“Tallan”) on March 7, 2003. The unaudited pro forma condensed statement of operations for the fiscal year ended July 31, 2002 gives effect to the sale of Tallan, as if it had occurred on August 1, 2001. The unaudited pro forma condensed statement of operations for the fiscal year ended July 31, 2002 is based on the historical results of operations of CMGI for the fiscal year ended July 31, 2002. The following unaudited pro forma financial information, consisting of the unaudited pro forma condensed statement of operations and the unaudited pro forma condensed balance sheet and the accompanying notes, should be read in conjunction with and are qualified by the historical annual and quarterly financial statements and notes of CMGI. The historical unaudited pro forma financial information herein reflects discontinued operations reporting for Engage, Inc. (“Engage”), NaviSite, Inc. (“NaviSite”), Tallan, Yesmail, Inc. (“Yesmail”), AltaVista Company (“AltaVista”), and uBid, Inc. (“uBid”). Accordingly, the assets, liabilities and operating results of these companies have been segregated from continuing operations and reported as discontinued operations.

The Company’s divestiture activities during the six months ended January 31, 2003 was as follows: On September 9, 2002, the Company sold all of its equity and debt ownership interests in Engage. On September 11, 2002, the Company sold all of its equity and debt ownership interests in NaviSite, pursuant to a plan approved on June 12, 2002. On February 18, 2003, Overture and AltaVista signed a definitive agreement under which Overture will acquire AltaVista’s business for approximately $140 million in cash and stock, and will assume certain of AltaVista’s liabilities. Under the terms of the agreement, Overture will pay AltaVista in Overture common stock valued at approximately $80 million (provided that Overture will not be required to issue more than 4,274,670 shares or less than 3,001,364 shares), plus $60 million in cash, and will assume certain of AltaVista’s liabilities. The transaction, which is subject to customary approvals and certain other conditions, is expected to close in April 2003. On February 28, 2003, the Company sold all of its equity ownership interests in Yesmail. On March 7, 2003, the Company sold all of its equity ownership interests in Tallan. During the quarter ended January 31, 2003, the Company determined to divest of uBid either through the sale of its equity interests, or substantially all of uBid’s assets and liabilities. It is expected that the Company will sign a definitive agreement in the near future.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future results of operations of CMGI after the sale of Tallan, or of the results of operations of CMGI that would have actually occurred had the sale of Tallan been effected as of the dates described above.

Unaudited Pro Forma Condensed Balance Sheet

January 31, 2003

(In thousands)

	CMGI	Tallan	Pro Forma Adjustments		Pro Forma As Adjusted
Assets
Cash and cash equivalents	$174,712	$—	$6,980	(A)	$181,692
Accounts receivable, trade, net of allowance for doubtful accounts	60,173				60,173
Current assets of discontinued operations	59,196	(15,953)			43,243
Other current assets	61,586		2,527	(B)	64,113

Total current assets	355,667	(15,953)	9,507		349,221
Property and equipment, net	26,241				26,241
Non-current assets of discontinued operations	16,042				16,042
Other non-current assets	57,038				57,038

Total assets	$454,988	$(15,953)	$9,507		$448,542

Liabilities and Stockholders’ Equity
Accrued expenses	$151,508	$—	$—		$151,508
Current liabilities of discontinued operations	53,048	(3,722)	138	(C)	49,464
Other current liabilities	46,584				46,584

Total current liabilities	251,140	(3,722)	138		247,556
Non-current liabilities of discontinued operations	1,744	(549)			1,195
Other long term liabilities	60,936				60,936
Stockholders’ equity	141,168	(11,682)	6,980	(A)	138,855
			2,527	(B)
			(138	)(C)

Total liabilities and stockholders' equity	$454,988	$(15,953)	$9,507		$448,542

CMGI, Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the twelve months ended July 31, 2002

(In thousands, except per share data)

Net revenues	$168,477

Operating expenses:
Cost of revenues	151,967

Research and development	10,650
Selling	30,582
General and administrative	63,074
Amortization of intangible assets and stock-based compensation	4,941
Impairment of long-lived assets	3,752
Restructuring	(6,767)

Total operating expenses	258,199

Operating loss	(89,722)

Other income (expense):
Interest income, net	36,980
Equity in losses of affiliates	(15,408)
Minority interest	1,678
Non-operating losses, net	(65,729)

(42,479)

Loss from continuing operations before income taxes	(132,201)
Income tax benefit	(2,420)

Loss from continuing operations	(129,781)

Basic and diluted loss per share from continuing operations	$(0.34)

Weighted average shares used in computing basic and diluted loss per share from continuing operations	379,800

Notes to the Unaudited Pro Forma Condensed Financial Statements

Pro Forma Adjustments and Assumptions:

The pro forma adjustments herein give effect to the following transaction:

On March 7, 2003, CMGI sold all of its equity ownership interests in Tallan to a group (the “Buyer”) led by the management of Tallan, including the President and Chief Executive Officer of Tallan. Under the terms of the Transaction Agreement, CMGI sold to the Buyer 100% of the issued and outstanding shares of capital stock of Tallan. In consideration thereof, CMGI received, among other things, (i) approximately $7.1 million in cash, (ii) a senior secured promissory note due in March 2008 in the principal amount of $3.0 million made by the Buyer, and (iii) a warrant for the purchase of 9.0% of the issued and outstanding shares of Tallan Common Stock, at an exercise price of $.01 per share. In addition, Tallan agreed to pay to CMGI an additional $5.0 million in earnout payments commencing in fiscal 2004. The amount of consideration was determined as a result of arms-length negotiations between the parties.

The unaudited pro forma condensed financial statements exclude the effects of the earnout payments from Tallan. The earnout payments are based on a percentage of Tallan’s revenue in excess of certain performance thresholds included in the Transaction Agreement. At the time of the transaction, Tallan was not generating sufficient revenues for CMGI to expect to realize additional sale consideration from the earnout. No assurances can be made that Tallan will achieve the revenue thresholds in the future in order for CMGI to realize any proceeds under the earnout provisions. The unaudited pro forma condensed financial statements also exclude the $104.4 million pro forma loss that the Company would have realized on the sale of its equity ownership interests in Tallan had the sale occurred on August 1, 2001, as the loss would be reported as a component of discontinued operations during the fiscal year ended July 31, 2002. The $104.4 million pro forma loss includes a charge of approximately $84.5 million related to the outstanding goodwill and other intangible assets of Tallan as of August 1, 2001. Additionally, during fiscal year 2002, the Company’s consolidated results of operations included a net loss of approximately $58.2 million for Tallan, which has been reclassified as discontinued operations in the Company’s historical results of operations.

(A)	The pro forma adjustment represents the $7.1 million in cash paid by the Buyer to CMGI as part of the consideration for CMGI’s equity ownership interests in Tallan, less applicable transaction costs.

(B)	The pro forma adjustment reflects the fair value of the note receivable and warrants received from the Buyer as part of the consideration for CMGI’s equity ownership interests in Tallan.

(C)	The pro forma adjustment reflects amounts due to Tallan, from a majority-owned subsidiary of CMGI, as of January 31, 2003.